Exhibit 10.1

March 24, 2025

David Chan

c/o david.chan@agrogroupus.com

Dear David,

Congratulations on your promotion to Chief Financial Officer of Argo Group International Holdings, Inc. (“Argo” or the “Company”). In your role, you will report to Christopher Donahue, Chief Executive Officer and will work out of the Company’s offices in New York, New York.

Effective Date

This offer and your role as Chief Executive Officer of the Company will become effective on the date of this Letter (“Effective Date”). Your employer will continue to be the Company’s subsidiary, BP&C Shared Services, Inc.

Compensation

During your employment as Chief Financial Officer of the Company, you will be paid an annual base salary of $425,000, payable in accordance with the Company’s standard payroll practices and subject to all withholdings and deductions as required or permitted by applicable law. As a Chief Financial Officer, your position will be classified as exempt and therefore not eligible for overtime pay.

You are eligible to participate in Argo’s Annual Incentive Compensation Plan (“AIP”) at a target participation rate equal to 60% of your annual base salary. Awards pursuant to the AIP are based on achievement of financial, operational, and individual goals, and are therefore not guaranteed, and any such discretionary award may be lower or higher than your target amount. These awards, if any, are based on the terms and conditions of the AIP as in effect from time to time and are subject to all withholdings and deductions as required by applicable law. For avoidance of doubt, in respect of the 2025 performance year, any award under the AIP will be calculated based on the base salary and target participation rate set forth above in respect of the period from and after the Effective Date and based on your prior base salary and target participation rate in respect of the period prior to the Effective Date. You must be actively employed with the expectation of continued employment at the time the award is paid in order to receive payment under the AIP.

In addition, you are eligible to participate in Argo’s Executive Long-Term Incentive Compensation Plan, subject to the eligibility and other provisions of the applicable agreement. Awards under the plan are subject to approval by the Board of Directors of Argo and are made on a discretionary basis and are typically awarded in March. We expect your grant to be $2,500,000, which represents an annual grant of $500,000 over the next five years. You should refer to the applicable agreement(s) for more information, including controlling terms and conditions.

Address:	Telephone:	Web:
501 7th Avenue, 7th Floor	210.321.8400	www.argogroup.com
New York, NY 10018	800.422.9120 toll free

Benefits

You will continue to be eligible to participate in the Company’s benefits program. Your eligibility for these benefits continues to be subject to specific eligibility requirements and other terms, conditions, and restrictions in the applicable policy and/or plan.

Your participation in the Argo Group US 401(k) Retirement Savings Plan, also remains unchanged.

Our executives are expected to manage time off appropriately, while meeting business objectives timely. Your entitlement to paid and unpaid leave under applicable Company policies and procedures will remain unchanged.

Please note that the Company reserves the right to prospectively modify, reduce, amend, or terminate, without prior notice, any and all benefits, compensation, and/or bonus or award offerings, policies and/or plans in effect from time to time, to the extent permitted by applicable law.

Employment

Your employment with the Company is “at-will” and may be terminated at any time with or without cause by either the Company or yourself. Furthermore, although terms and conditions of employment with the Company may change, such changes will not affect the “at-will” employment relationship. This statement of the circumstances under which employment can be terminated constitutes the complete understanding between yourself and the Company. No other promises or statements are binding unless in writing and signed by you and an Officer of the Company with the approval of a member of the Company’s Board of Directors.

As a reminder, you have been provided with a company issued mobile phone which is configured with all necessary Argo applications. Personal applications, photos, music and text messages are not supported by the DTS Service Desk; installation and setup are your responsibility.

It has always been the policy of the Company that its employees conduct business honestly, ethically and in full accordance with the law. The manner in which the Company carries on its business, and the perception of such conduct by our customers and the general public, is a critical element in achieving that purpose. Thus, during your employment with the Company, you will continue to be subject to the terms and conditions of the Company’s employee handbook, which summarizes many of the Company’s criteria regarding proper business practices to assist each employee in understanding and complying with the Company’s policies, standards and expectations, including its Code of Business Ethics & Conduct, the Confidentiality and Proprietary Rights Agreement, and policies regarding insider trading, and you will continue to be subject to a Dispute Resolution Agreement with the Company.

Address:	Telephone:	Web:
501 7th Avenue, 7th Floor	210.321.8400	www.argogroup.com
New York, NY 10018	800.422.9120 toll free

We believe you share the same values as we do, as well as the competencies and skills required for this job. We believe you will find working here an exciting and challenging opportunity and look forward to your continued contributions. After signing below indicating 1) your acceptance of this offer, and 2) your agreement that Facsimile, Scanned, PDF or Email copies of this Letter shall be considered as a legal original and signatures thereon shall be legal and binding. Please send your signed letter indicating your acceptance of our offer (keep a copy for your records) to the expiration date of five (5) business days from date of letter. If you have any further questions, please contact me. Congratulations again!

Sincerely,

/s/ Christopher Donahue

Christopher Donahue

Enclosures

cc:	Monica Dallio, Human Resources Personnel file

Accepted and Agreed:	/s/ David Chan	Date:	3/26/2025
(David Chan)

Address:	Telephone:	Web:
501 7th Avenue, 7th Floor	210.321.8400	www.argogroup.com
New York, NY 10018	800.422.9120 toll free